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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): December 13, 1996




                           GENELABS TECHNOLOGIES, INC.
               (Exact Name of Registrant as Specified in Charter)




         California                  0-19222                     94-3010150
(State or Other Jurisdiction   (Commission File No.)            (IRS Employer
      of Incorporation)                                      Identification No.)



                               505 Penobscot Drive
                             Redwood City, CA 94063
                    (Address of Principal Executive Offices)



       Registrant's telephone number, including area code: (415) 369-9500










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Item 5.  Other Events

Genelabs Technologies, Inc. (the "Company") has entered into a Collaborative Research and License Agreement with The DuPont Merck Pharmaceutical Company ("DuPont Merck"), dated December 13, 1996 (the "Agreement").

The Agreement covers the establishment of a collaboration using certain Company technology, including its MERLIN(TM) assay, directed toward the potential discovery of gene regulating DNA-binding drugs for human therapeutic applications. The Agreement provides that each party will contribute compounds and chemistries which it currently has or develops during the course of the collaboration, and in the case of DuPont Merck, for three years after the collaboration, into a monomer database. The Agreement further provides that each party may use the monomer database independently for the discovery of lead compounds for pharmaceutical products. The primary goals of the collaboration are to create the monomer database, to use the monomer database to create lead compounds, and to create small molecule gene regulating DNA-binding pharmaceuticals from such lead compounds. The Agreement provides that each party can develop and commercialize pharmaceutical products or sublicense lead compounds to other parties. DuPont Merck will have certain exclusive rights to pharmaceutical products resulting from the collaboration.

The Agreement provides for research funding as well as a modest up-front payment to the Company. In addition, the Company will receive payments for milestones reached for each gene target and royalty payments for each successful product resulting from the collaboration. The Agreement also provides that the Company will pay to DuPont Merck a fee from the net proceeds received for compounds covered by the collaboration that are outlicensed or sublicensed by Genelabs to others and a royalty for any such compound that the Company markets itself. The initial term of the research program extends through December 31, 1998, and may be extended for three consecutive additional one-year terms at DuPont Merck's option provided minimum research funding levels are committed.




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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Genelabs Technologies, Inc.



Dated:   December 20, 1996             By:     /S/ JAMES A.D. SMITH
                                           -----------------------------------
                                                   James A.D. Smith
                                                Chief Operating Officer



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